UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 18, 2009

Date of Report

(Date of earliest event reported)

AQUENTIUM, INC. (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)	000-23402 (Commission File Number)	11-2863244 (IRS Employer Identification No.)
5188 Western Way, Perris, California (Address of principal executive offices)		92571 (Zip code)

Registrant’s telephone number, including area code:

951-657-8832

[   ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

(17 CFR 240.14d-2(b))

[   ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

 (17 CFR 240.13e-4(c))

Special Note Regarding Forward-looking Statements

This Current Report on Form 8-K contains forward-looking statements.  Words such as “may,” “expect,” “believe,” “anticipate,” “estimate,” “project,” or “continue” or comparable terminology used in connection with any discussion of future events or operating results are forward-looking statements.  You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this report.  All forward-looking statements reflect our present expectation of future events and are subject to a number of important factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.

Section 1 – Registrant’s Business and Operations

Item 1.01  Entry into a Material Definitive Agreement

Aquentium, Inc. continues to grow our operations through the acquisition of viable businesses.  On August 18, 2009, Aquentium entered into a Stock Purchase Agreement with Banx and Green Group, Inc., a Nevada corporation, and Global Green Resources, Inc., a Nevada corporation.  The agreement provides for Aquentium to acquire 100% of the outstanding common shares of Global Green Resources, Inc. (“Global Green”) in exchange for 3,000 shares of Aquentium Series “A” preferred stock (the “Preferred Stock,”).  Banx and Green Group, Inc. (“Banx and Green”) is the sole selling shareholder of Global Green’s common stock.  As a result of this transaction, Global Green will become a wholly-owned subsidiary of Aquentium.

Global Green operates in Maryland and is engaged in the business of providing design, marketing and sales of “green” building materials and roof systems, civil engineering installation and renewable energy sales and installation.  Global Green currently holds contracts for participation as a subcontractor in eleven (11) Emergi-care centers for solar/thermal power and civil services installations.  Global Green estimates that these contracts have a value of approximately $11,000,000 upon completion.  Our management believes that Global Green’s operations will complement our other “green” technologies.

The stock purchase agreement includes customary representations and warranties from each party related to corporate authority to complete the transaction, covenants to continue ongoing business operations, and protection of intellectual property.  The agreement provides for indemnification of both parties in the event of breach of the agreement.   In addition the agreement provides piggy back registration rights to the underlying common stock of the Preferred Stock.  If Aquentium files a registration statement under the Securities Act of 1933 before August 18, 2011, and the holders of the Preferred Stock have converted the Preferred Stock to common stock, then the holders of the converted common stock shall have the right to request inclusion of their common stock shares in the registration statement.

The agreement may be terminated by the parties after closing if material approvals for both parties are not obtained by December 15, 2009.  Global Green may terminate the agreement if funding of $300,000 is not raised by both parties by February 15, 2010 for use by Global Green as a subsidiary of Aquentium.

Prior to this transaction, there were no material relationships between Aquentium and Global Green or Banx and Green Group.

Aquentium intends to file a certificate of designation of preferences and rights to establish the Preferred Stock within the next ten (10) days.  Management anticipates that the Preferred Stock will have no dividend or voting rights, a liquidation value of $0.001 per share and a conversion rate of $1,000 of common stock for each share of Preferred Stock.  The determination of the value of the common stock for conversion purposes shall not be less than $0.10 per share and will be based upon the average closing trading price of the common stock over the prior thirty (30) days before the date of the written notice of conversion provided to Aquentium by the holder of the Preferred Stock.  The Preferred Stock will not be subject to adjustment for any splits, reorganizations or other actions that would modify the amount outstanding after issuance.  Also, the Preferred Stock will be redeemable by the company.  In the event that Aquentium or any successor seeks listing on any national exchange, the Preferred Stock must be converted prior to listing.

Section 9 - Financial Statements and Exhibits

Item 9.01  Financial Statements and Exhibits

(d) Exhibits

No.

Description

2.1

Stock Purchase Agreement between Aquentium, Inc. and Banx and Green Group, Inc. and Global Green Resources, Inc., dated August 18, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 26, 2009	AQUENTIUM, INC. By: /s/ Mark T. Taggatz Mark T. Taggatz, President

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